Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated (i) March 30, 2005 (except Note 22, as to which the date is November 10, 2005) with respect to the consolidated balance sheet of NorthStar Realty Finance Corp. and Subsidiaries (the Company) and the combined balance sheet of NorthStar Realty Finance Corp. Predecessor (the Predecessor), as defined in note 1 to the Company's consolidated financial statements, as of December 31, 2004 and 2003, respectively, the related consolidated statements of operations, stockholders' equity, and cash flows of the Company for the period from October 29, 2004 (commencement of operations) through December 31, 2004, the related combined statement of operations, owners' equity, and cash flows of the Predecessor for the period from January 1, 2004 through October 28, 2004 and for each of the two years in the period ended December 31, 2003, and the related financial statement schedules as of December 31, 2004; (ii) March 30, 2005 (except Note 10, as to which the date is November 10, 2005) with respect to the consolidated financial statements and schedules of ALGM I Owners LLC and Subsidiaries as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004; and (iii) March 30, 2005 with respect to the financial statements and schedule of NorthStar Funding LLC as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004, in the Registration Statement (Form S-11) and related Prospectus of the Company for the registration of 9,200,000 shares of its common stock.

/S/ ERNST & YOUNG LLP

New York, New York
November 22, 2005